Exhibit 99.1

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS THIRD QUARTER FISCAL 2015 EARNINGS

Lacey, WA (April 27, 2015) - Anchor Bancorp (NASDAQ - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported third quarter earnings for the fiscal year ending June 30, 2015.  For the quarter ended March 31, 2015, the Company reported net income of $305,000 or $0.12 per diluted share, compared to net income of $385,000 or $0.16 per diluted share for the same period last year.  For the nine months ended March 31, 2015, the Company reported net income of $9.2 million or $3.72 per diluted share, which includes an $8.2 million tax benefit related to the reversal of the valuation allowance on deferred tax assets ("DTA"), compared to net income of $125,000 or $0.05 per diluted share for the same period last year.  As reported previously, during the quarter ended December 31, 2014, the Company reversed its valuation allowance of $8.3 million on its DTA reflecting its return to profitability and its expectations of sustainable profitability for future periods.

“Classified loans decreased $1.5 million this quarter, demonstrating continued improvement in our asset quality. We also continue to see improvement in our overall profitability with pre-tax income of $433,000 for the current quarter compared to $385,000 for the same period last year.  Our net interest margin remains strong at 4.07% for the quarter.  With the majority of our credit challenges behind us, we can now focus on our future," stated Jerald L. Shaw, President and Chief Executive Officer.  "In addition, during the third quarter we relocated our Puyallup branch, one of our two remaining in-store Wal-Mart locations, to a larger facility in the Pierce County area.  This move provides us with the opportunity to increase services to our existing customer base as well as a greater ability to add additional banking relationships", stated Mr. Shaw.

Fiscal Third Quarter Highlights

•	Total classified loans decreased $1.5 million or 22.7% to $5.1 million at March 31, 2015 from $6.6 million at June 30, 2014 and from $9.7 million at March 31, 2014;
•	No provision for loan losses was recorded for the quarters ended March 31, 2015, June 30, 2014 and March 31, 2014;
•	Our allowance for loan losses to nonperforming loans increased to 146.1% at March 31, 2015 from 98.1% at June 30, 2014; and
•	Net interest margin ("NIM") remained strong at 4.07% for the quarter ended March 31, 2015 compared to 4.09% for the quarter ended March 31, 2014.

Credit Quality

Total delinquent loans (past due 30 days or more), nonaccrual loans and loans 90 days or more past due and still accruing interest decreased $2.9 million to $4.6 million at March 31, 2015, from $7.5 million at June 30, 2014.  The percentage of nonperforming loans, which includes nonaccrual loans and accruing loans which are 90 days or more past due, to total loans decreased to 0.9% at March 31, 2015 from 1.6% at June 30, 2014.  As a result of our steady improvement in our asset quality we have not recorded provision for loan losses since March 31, 2013.  The allowance for loan losses of $3.8 million at March 31, 2015 represented 1.4% of loans receivable and 146.1% of nonperforming loans. This compares to an allowance of $4.6 million at June 30, 2014, representing 1.6% of loans receivable and 98.1% of nonperforming loans.

Anchor Bancorp
April 27, 2015

Nonperforming loans decreased to $2.6 million at March 31, 2015, from $4.7 million at June 30, 2014 and from $4.8 million at March 31, 2014.  Nonperforming loans consisted of the following at the dates indicated:

	March 31, 2015	December 31, 2014	June 30, 2014	March 31, 2014

	(In thousands)
Real estate:
One-to-four family	$2,104	$2,124	$2,101	$2,222
Multi-family	351	374	158	158
Commercial	—	—	2,070	1,898
Land	—	70	150	153
Total real estate	2,455	2,568	4,479	4,431
Consumer:
Home equity	—	75	—	141
Credit cards	6	5	—	—
Other	31	32	—	—
Total consumer	37	112	—	141
Business:
Commercial business	122	122	235	193
Total	$2,614	$2,802	$4,714	$4,765

We restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of March 31, 2015, December 31, 2014, June 30, 2014, and March 31, 2014, there were 42, 43, 45, and 47 loans, respectively, with aggregate net principal balances of $10.6 million, $10.8 million, $11.3 million, and $13.5 million, respectively, classified as “troubled debt restructurings,” of which, $1.2 million, $1.5 million, $2.2 million, and $1.8 million, respectively, were included in the nonperforming loans above.

As of March 31, 2015, the Company had 10 real estate owned ("REO") properties with an aggregate book value of $676,000 compared to 10 properties with an aggregate book value of $600,000 at December 31, 2014, 20 properties with an aggregate book value of $5.1 million at June 30, 2014, and 19 properties with an aggregate book value of $5.5 million at March 31, 2014.  The increase in the aggregate book value of REO properties during the quarter ended March 31, 2015 from the linked quarter was primarily attributable to the addition of two one-to-four family properties.  During the quarter ended March 31, 2015, the Company sold a one-to-four family property for $115,000 and one parcel for $8,000, resulting in an aggregate loss on sale of $2,000. During the quarter the Company had additional funds recovered for a commercial real estate property sold in December 2014 that resulted in an increase of $163,000 for gain on sale.  At March 31, 2015, the largest REO property was a one-to-four family home in Grays Harbor County, Washington with a carrying value of $209,000.

Anchor Bancorp
April 27, 2015

Capital

As of March 31, 2015, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Total Risk-Based Capital, and Common Equity Tier 1 Capital (CET1) ratios of 16.3%, 19.0%, 20.2% and 19.0% respectively.  As of March 31, 2014, the Bank's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital, ratios were 13.5%, 17.0%, and 18.3%, respectively.  The CET1 ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Total Risk-Based Capital and CET1 ratios of 16.7%, 19.5%, 20.7% and 19.5% as of March 31, 2015.  As of March 31, 2014, the Company's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital, ratios were 13.8%, 17.4% and 18.6%, respectively.

Balance Sheet Review

Total assets decreased by $10.8 million or 2.8% to $378.3 million at March 31, 2015 from $389.1 million at June 30, 2014. Securities available-for-sale and held-to-maturity decreased $7.6 million or 19.4% and $862,000 or 9.8%, respectively. The decreases in securities available-for-sale were primarily the result of contractual principal repayments and the sale of five securities totaling $2.4 million, with the proceeds being used to reduce our FHLB advances.  Cash and cash equivalents also decreased by $1.9 million or 12.7% to $12.9 million at March 31, 2015, from $14.8 million at June 30, 2014.

Loans receivable, net, decreased $3.9 million or 1.4% to $277.6 million at March 31, 2015 from $281.5 million at June 30, 2014 as a result of principal reductions exceeding new loan production. Multi-family loans decreased $5.5 million or 11.6% to $42.0 million at March 31, 2015 from $47.5 million at June 30, 2014. One-to-four family loans decreased $3.1 million or 5.0% to $59.9 million at March 31, 2015 from $63.0 million at June 30, 2014 and consumer loans decreased $3.5 million or 12.5% to $24.8 million at March 31, 2015 from $28.3 million at June 30, 2014 as consumers continue to reduce their debt.  Partially offsetting these decreases were increases in construction and land, commercial real estate and commercial business loans. Construction loans increased $2.3 million or 11.8% to $22.0 million at March 31, 2015 from $19.7 million at June 30, 2014. Of that increase, $3.5 million was attributable to increases in loans for multi-family construction. Commercial real estate loans increased $4.5 million or 4.2% to $112.4 million at March 31, 2015 from $107.8 million at June 30, 2014 and commercial business loans increased $539,000 or 3.2% to $17.3 million at March 31, 2015 from $16.7 million at June 30, 2014.  The demand for loans in our market area has been modest during the current economic recovery.

Anchor Bancorp
April 27, 2015

Loans receivable consisted of the following at the dates indicated:

	March 31, 2015	June 30, 2014	March 31, 2014
	(In thousands)
Real estate:
One-to-four family	$59,863	$63,009	$65,928
Multi-family	42,015	47,507	46,863
Commercial	112,358	107,828	108,178
Construction	22,010	19,690	11,234
Land loans	4,130	4,126	4,334
Total real estate	240,376	242,160	236,537

Consumer:
Home equity	18,512	20,894	21,612
Credit cards	3,233	3,548	3,675
Automobile	776	1,073	1,216
Other consumer	2,299	2,838	2,629
Total consumer	24,820	28,353	29,132

Business:
Commercial business	17,276	16,737	15,369

Total Loans	282,472	287,250	281,038

Less:
Deferred loan fees	1,062	1,100	1,075
Allowance for loan losses	3,818	4,624	4,197
Loans receivable, net	$277,592	$281,526	$275,766

Anchor Bancorp
April 27, 2015

Total liabilities decreased $20.3 million between June 30, 2014 and March 31, 2015, primarily as the result of a $12.8 million or 4.1% decline in deposits and, in particular, a $10.6 million or 7.7% decline in certificates of deposit. The decrease in certificates of deposit was partially offset by an increase of $2.2 million or 5.5% in our savings deposits.  Federal Home Loan Bank advances decreased $7.5 million or 42.6% to $10.0 million, as we used the excess proceeds from the repayment and sales of securities to reduce borrowings.

Deposits consisted of the following at the dates indicated:

	March 31, 2015		June 30, 2014		March 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$42,208	14.1%	$41,149	13.2%	$41,551	13.2%
Interest-bearing demand deposits	22,084	7.4%	22,771	7.3%	22,004	7.0%
Money market accounts	64,876	21.8%	69,610	22.4%	72,434	22.9%
Savings deposits	41,864	14.0%	39,693	12.8%	40,229	12.7%
Certificates of deposit	127,193	42.7%	137,811	44.3%	139,516	44.2%
Total deposits	$298,225	100.0%	$311,034	100.0%	$315,734	100.0%

Total stockholders' equity increased $9.5 million from $53.7 million at June 30, 2014 to $63.2 million. The increase was primarily the result of income of $9.2 million of which $8.3 million was from the reversal of our DTA valuation allowance and $998,000 from operating income during the nine months ended March 31, 2015.

Operating Results

Net interest income. Net interest income before the provision for loan losses decreased $155,000 or 4.3% to $3.4 million from $3.6 million for the quarter ended March 31, 2014.  For the nine months ended March 31, 2015, net interest income before the provision for loan losses decreased $333,000 or 3.1% to $10.3 million from $10.7 million for the same period in 2014 as a result of declines in the yields earned on our loan and securities portfolios, as well as the average outstanding balance of our available-for-sale securities.

The Company's NIM decreased two basis points to 4.07% for the quarter ended March 31, 2015 from 4.09% for the comparable period in 2014 as the average yield on interest-earning assets decreased 18 basis points to 4.89% for the quarter ended March 31, 2015 compared to 5.07% for the same period in 2014. The average yield on loans decreased 50 basis points to 5.54% for the quarter ended March 31, 2015 from 6.04% for the same period in 2014. The average cost of interest-bearing liabilities decreased 14 basis points to 1.04% for the quarter ended March 31, 2015 compared to 1.18% for the same period in the prior year.  The average yield on interest-earning assets increased nine basis points to 4.95% for the nine months ended March 31, 2015 compared to 4.86% for the same period in the prior year. The increase in the average yield on interest-earning assets for the nine month period was the result of the sale of lower rate mortgage-backed securities during the nine months ended March 31, 2015.  The average cost of interest-bearing liabilities decreased six basis points to 1.15% for the nine months ended March 31, 2015 compared to 1.21% for the same period of the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio at March 31, 2015, management determined that no provision for loan losses was required for the quarter ended March 31, 2015 and there was no provision for the same period of the prior year, reflecting the decline in the amount of our nonperforming and classified loans over the last year.  There was no provision for loan losses for the nine months ended March 31, 2015 and 2014.

Noninterest income. Noninterest income decreased $236,000 or 22.0% to $839,000 for the quarter ended March 31, 2015 compared to $1.1 million for the same quarter a year ago. The decrease was primarily due to loan fees decreasing $79,000 or 36.4% to $138,000 for the quarter ended March 31, 2015 compared to $217,000 for the same quarter a year ago, due to lower loan originations during the third quarter of fiscal 2015 and deposit service fees and other deposit fees decreasing $66,000 or 11.6% to $503,000 for the quarter ended March 31, 2015 compared to $569,000 for the same quarter a year ago.  Noninterest

Anchor Bancorp
April 27, 2015

income decreased $231,000 or 7.5% to $2.8 million during the nine months ended March 31, 2015 compared to $3.1 million  for the same period in 2014. The decrease during the nine month period was due to the same reasons stated above, with loan fees decreasing $87,000 or 17.0% to $426,000 for the nine months ended March 31, 2015 compared to $513,000 for the same period a year ago and deposit service fees and other deposit fees decreasing $141,000 or 8.1% to $1.6 million for the nine months ended March 31, 2015 compared to $1.7 million for the same period a year ago.

Noninterest expense. Noninterest expense decreased $439,000 or 10.2% to $3.8 million for the three months ended March 31, 2015 from $4.3 million for the three months ended March 31, 2014.  The decrease in noninterest expense was primarily due to an increase for the gain on sale of REO, which increased $147,000 to $161,000 for the quarter ended March 31, 2015 compared to $14,000 for the same quarter a year ago. REO impairment expense decreased $89,000 or 81.7% to $20,000 from $109,000 during the quarter ended March 31, 2014, reflecting the stabilization in the real estate market and the decrease in total REOs.  REO holding costs decreased $73,000 or 70.2% to $31,000 from $104,000 for the same quarter a year ago reflecting the decline in the number of our REO properties.  Also contributing to the decrease was a decline in general and administrative expenses which decreased $58,000 to $662,000 for the quarter ended March 31, 2015 compared to $720,000 for the same quarter in 2014 which was primarily a result of decreasing legal expense attributable to litigation involving nonperforming loans.  During this quarter we closed one Wal-Mart branch and relocated the business to another location in the area resulting in a loss on disposal of $63,000.  Noninterest expense decreased $1.4 million or 10.6% to $12.2 million during the nine months ended March 31, 2015 compared to $13.6 million for the same period in 2014 primarily for the same reasons discussed above for the quarter.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including one Wal-Mart store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Anchor Bancorp
April 27, 2015

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands)(unaudited)	March 31, 2015	June 30, 2014

ASSETS
Cash and cash equivalents	$12,885	$14,758
Securities available-for-sale, at fair value	31,359	38,917
Securities held-to-maturity, at amortized cost	7,903	8,765
Loans receivable, net of allowance for loan losses of $3,818 and $4,624	277,592	281,526
Bank owned life insurance investment, net of surrender charges	19,835	19,428
Accrued interest receivable	1,045	1,236
Real estate owned, net	676	5,067
Federal Home Loan Bank (FHLB) stock, at cost	5,859	6,046
Property, premises and equipment, net	11,212	11,313
Deferred tax asset, net	8,696	555
Prepaid expenses and other assets	1,227	1,517
Total assets	$378,289	$389,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$42,208	$41,149
Interest-bearing	256,017	269,885
Total deposits	298,225	311,034

FHLB advances	10,000	17,500
Advance payments by borrowers for taxes and insurance	1,583	891
Supplemental Executive Retirement Plan liability	1,704	1,715
Accounts payable and other liabilities	3,610	4,313
Total liabilities	315,122	335,453

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $.01 par value per share, authorized 45,000,000 shares; 2,550,000 issued and 2,479,143 outstanding at March 31, 2015 and 2,550,000 shares issued and 2,473,981 outstanding at June 30, 2014, respectively	25	25
Additional paid-in capital	23,376	23,293
Retained earnings, substantially restricted	41,116	31,914
Unearned Employee Stock Ownership Plan (ESOP) shares	(745)	(797)
Accumulated other comprehensive loss, net of tax	(605)	(760)
Total stockholders’ equity	63,167	53,675
Total liabilities and stockholders’ equity	$378,289	$389,128

Anchor Bancorp
April 27, 2015

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Interest income:
Loans receivable, including fees	$3,914	$4,198	$12,019	$12,643
Securities	13	17	42	96
Mortgage-backed securities	202	241	628	729
Total interest income	4,129	4,456	12,689	13,468
Interest expense:
Deposits	666	706	2,053	2,229
FHLB advances	25	157	317	587
Total interest expense	691	863	2,370	2,816
Net interest income before provision for loan losses	3,438	3,593	10,319	10,652
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	3,438	3,593	10,319	10,652
Noninterest income
Deposit service fees	315	376	1,045	1,146
Other deposit fees	188	193	552	592
Gain on sale of investments	—	—	47	—
Loans fees	138	217	426	513
(Loss) gain on sale of loans	(10)	15	(20)	2
Bank owned life insurance investment	134	140	407	417
Other income	74	134	391	409
Total noninterest income	839	1,075	2,848	3,079
Noninterest expense
Compensation and benefits	2,009	2,030	5,977	6,045
General and administrative expenses	662	720	2,031	2,348
Real estate owned impairment	20	109	150	932
Real estate owned holding costs	31	104	247	331
Federal Deposit Insurance Corporation (FDIC) insurance premiums	65	106	311	390
Information technology	434	432	1,302	1,300
Occupancy and equipment	486	458	1,431	1,377
Deposit services	89	161	471	464
Marketing	146	177	456	470
Loss (gain) on sale of property, premises and equipment	63	—	62	(8)
Gain on sale of real estate owned	(161)	(14)	(269)	(43)
Total noninterest expense	3,844	4,283	12,169	13,606
Income before provision for income taxes	433	385	998	125
Provision (benefit) for income taxes	128	—	(8,205)	—
Net income	$305	$385	$9,203	$125
Basic earnings per share	$0.12	$0.16	$3.72	$0.05
Diluted earnings per share	$0.12	$0.16	$3.72	$0.05

Anchor Bancorp
April 27, 2015

	As of or For the Quarter Ended (unaudited)
	March 31, 2015	December 31, 2014	June 30, 2014	March 31, 2014
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.33%	2.67%	0.30%	0.39%
Return on average equity (2)	2.32	19.35	2.31	3.01
Average equity-to-average assets (3)	14.15	13.82	13.17	13.10
Interest rate spread(4)	3.85	3.84	3.72	3.89
Net interest margin (5)	4.07	4.06	3.93	4.09
Efficiency ratio (6)	89.9	89.9	93.3	91.8
Average interest-earning assets to average interest-bearing liabilities	127.0	123.1	121.0	120.3
Other operating expenses as a percent of average total assets	4.1	4.2	4.3	4.4

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	16.3	16.2	13.6	13.5
Tier 1 risk-based	19.0	19.4	16.8	17.0
Total risk-based	20.2	20.7	18.0	18.3
Common equity tier 1 capital (CET1)	19.0	N/A	N/A	N/A

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.9	1.0	1.6	1.7
Allowance for loan losses as a percent of total loans	1.4	1.4	1.6	1.5
Allowance as a percent of total nonperforming loans	146.1	142.8	98.1	88.1
Nonperforming assets as a percent of total assets	0.9	0.9	2.5	2.6
Net charge-offs (recoveries) to average outstanding loans	0.06	0.00	(0.15)	0.03
Classified loans	$5,093	$5,326	$6,608	$9,665
_____________________

(1)	Net income divided by average total assets, annualized.
(2)	Net income divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.